Exhibit 99.1




[B/E AEROSPACE LOGO]                       News Release
#03-30                                     CONTACT:
FOR IMMEDIATE RELEASE                      Max Kuniansky
                                           Vice President of Investor Relations
                                           B/E Aerospace, Inc.
                                           (561) 791-5000 ext. 1440


             B/E AEROSPACE REPORTS THIRD QUARTER FINANCIAL RESULTS,
                               COMMENTS ON OUTLOOK

         WELLINGTON, FL, October 22, 2003 - B/E Aerospace, Inc. (Nasdaq: BEAV) today announced financial results for the third quarter ended September 30, 2003 and commented on the outlook for the fourth quarter of calendar 2003 and beyond.

         This release includes EBITDA (earnings before interest, taxes, depreciation and amortization) and EBITDA as determined under indentures pertaining to B/E's outstanding notes (Indenture EBITDA, which is EBITDA as further adjusted for certain non-cash charges specified in the indentures). Both are "non-GAAP financial measures" as defined by the Securities and Exchange Commission. We include these measures primarily because investors have expressed an interest in such information, and because they provide an additional measure of operating performance and our ability to service our debt. EBITDA and Indenture EBITDA should not be viewed as measures of our profitability or liquidity which are substitutes for or superior to net earnings, cash flow from operations or other data prepared in accordance with GAAP. Since EBITDA and Indenture EBITDA are not prepared in accordance with GAAP, they are not necessarily comparable to similarly titled measures furnished by other companies. As required by the SEC, we provide a table at the end of this release reconciling EBITDA and Indenture EBITDA to net loss/earnings.

HIGHLIGHTS

     o   Reported net loss of $9.1 million for third quarter

     o   Completed sale of senior notes

         "During the third quarter we continued to make progress in working our way through learning curve issues on the 12 production lines relocated as part of our facility consolidation program. And while the outlook has improved for our commercial aircraft and fastener distribution segments, conditions in the business jet industry have further deteriorated," said Mr. Robert J. Khoury, President and Chief Executive Officer of B/E Aerospace.

         "Our third quarter results improved significantly versus the immediately preceding quarter ended June 2003," he said. "We expect substantial further improvement in the fourth quarter and beyond, driven by the elimination of consolidation costs, continuing efficiency improvements on the relocated production lines and a favorable shift in revenue mix."

FINANCIAL RESULTS: THIRD QUARTER

         For the three months ended September 30, 2003, B/E reported a net loss of $9.1 million, or $0.25 per share, essentially unchanged compared to a net loss of $9.4 million, or $0.27 per share for the same period last year. Results for the quarter just ended represent a sequential improvement of $5.0 million compared to a $14.1 million net loss for the immediately preceding quarter ended June 30, 2003.

         The key factors driving results compared to the third quarter a year ago were lower consolidation and integration costs, offset by reduced margins due to a shift in the mix of products sold. Costs associated with B/E's facility and workforce consolidation program decreased by nearly 70 percent year over year, totaling $4.1 million for the quarter just ended compared to $12.1 million a year ago. These expenses were included in cost of goods sold for both periods.

         Net sales were $154.5 million, virtually unchanged compared to the third quarter a year ago. Net sales by segment were:


                                                NET SALES
                                  $ Millions, Three Months Ended:

                                                    SEPT. 30,          SEPT. 30,          PERCENT
                                                         2003               2002           CHANGE
         ----------------------------------------------------------------------------------------
         Commercial aircraft products                  $113.7             $106.4               7%
         Business jet products                           14.5               22.4            (35)%
         Fastener distribution                           26.3               23.7              11%
         ----------------------------------------------------------------------------------------
         TOTAL                                         $154.5             $152.5               1%


         The increase in commercial aircraft product sales reflects higher shipments of coach class passenger seats during the quarter. In the business jet products segment, sales were down 35 percent due to the decline in deliveries of new business jets. New business jet deliveries decreased by 33 percent for the first half of this year compared to the same period last year. Management expects no increase in new business jet deliveries for the remainder of calendar 2003. In the fastener distribution segment, essentially all of the sales growth was due to market share gain.

         Gross profit reflects the steep drop in sales of business jet products and increased sales of coach class seats in the commercial aircraft products segment. Despite the $8 million decrease in consolidation and integration costs year over year, the sales mix described above caused a


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                                                                               3


decrease in total gross profit and gross profit margin of $1.1 million and 110 basis points, respectively, compared to the third quarter last year.

         "Our third quarter sales mix in commercial aircraft products was somewhat unusual," said Mr. Khoury. "Current backlog contains a more normal product mix which, combined with efficiency improvements, should provide healthier margins going forward."

         Operating expenses decreased by $1.0 million compared to the third quarter last year, despite higher current-period spending on new product development which was primarily associated with the launch of the new Airbus A380 aircraft. Consequently, operating earnings and operating margin were virtually unchanged compared to last year. Year-over-year changes in operating earnings, by segment, were:

                          CHANGE IN OPERATING EARNINGS
                $ Millions, 3rd Quarter 2003 vs. 3rd Quarter 2002

                Commercial aircraft products             $ 4.8
                Business jet products                     (4.6)
                Fastener distribution                     (0.3)
                -----------------------------------------------
                TOTAL CHANGE                             $(0.1)
                                                         ======

NINE-MONTH RESULTS

         For the nine months ended September 30, 2003, B/E reported a net loss of $34.0 million, or $0.95 per share, compared to a net loss of $18.5 million or $0.53 per share for the same period last year. The increased loss reflects lower margins due to the steep decline in business jet sales and sales mix issues in both the business jet and commercial aircraft products segments, start-up and learning curve costs associated with the 12 relocated production lines and adverse foreign exchange impacts.

         Net sales were up $11.3 million or 3 percent for the nine months just ended compared to the same period in the prior year. Facility consolidation and integration costs were $20.0 million for the nine months just ended, all of which were included in cost of goods sold. B/E's low gross margin for the current nine-month period is primarily due to the $20.0 million of consolidation and integration costs incurred during the period, as well as the sales mix, start-up and learning curve costs and foreign exchange impacts cited above.

UPDATE ON CONSOLIDATION PROGRAM

         Demand for B/E's products remains depressed due to the airline and business jet industry downturns. To re-position the company for profitability at the lower demand levels, management closed five factories, relocated 12 production lines to remaining facilities and eliminated approximately 1,400 positions since late 2001. During the quarter just ended, business jet industry


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                                                                               4


conditions deteriorated further and management targeted an additional 100 positions for elimination by the end of this year, bringing the total headcount reduction to approximately 1,500.

         "Third quarter consolidation and integration costs were more than we planned, but still declined by nearly 70 percent from the same period last year," Mr. Khoury stated. "Remaining costs are projected at $1-2 million, all in the fourth quarter of this year." Consolidation costs already incurred since inception of the program total $164 million, including $74 million of cash costs.


EBITDA

         EBITDA for the three, nine and 12 months ended September 30, 2003 was $15.3 million, $40.5 million and $10.6 million, respectively, including consolidation and integration costs and all other unusual or one-time items. For the same periods, Indenture EBITDA was $16.1 million, $52.6 million and $60.7 million, respectively. Net cash flows used in operations were $6.9 million, $21.2 million and $13.9 million for the three, nine and 12-month periods.

BACKLOG

         B/E's backlog was about $500 million as of September 30, 2003, as compared to about $460 million at November 2002 (the end of the previous fiscal year's third quarter). The increase was driven primarily by strong bookings in the second quarter of this year, which resulted in a $65 million or 15 percent increase during that period, and bookings of $159 million in the quarter just ended.

IMPROVED LIQUIDITY

         "We paid off all bank borrowings following the successful sale of senior notes earlier this month," Mr. Khoury stated. "The notes financing substantially increased our cash balance. It also improved our liquidity profile by extending the maturity of a portion of our debt from 2006, when principal would have been due on the bank line of credit, to 2010."

         The following figures are on a pro forma basis as of September 30, 2003, adjusted to reflect the October 2003 sale of $175 million of senior notes and repayment of borrowings under B/E's bank credit agreement. Pro forma cash on hand totaled $150.3 million, up sequentially from $69.9 million at June 30, 2003. Pro forma cash and available bank credit was $193.8 million, an increase of $74 million since June 30, 2003. Pro forma net debt (total debt less cash and cash equivalents) was $733.3 million at September 30, 2003, up $16 million compared to June 30, 2003. Net proceeds from the sale of senior notes were $89.9 million after payment of $79 million of bank debt and related notes issuance costs. On a GAAP basis, cash on hand, cash and available bank credit and net debt were $60.4 million, $94.9 million and $727.2 million, respectively, as of September 30, 2003.

         As previously announced, B/E has amended its bank credit agreement, reducing bank commitments to $50 million following the recent sale of notes.

OUTLOOK

         "Recent trends seem to indicate that the airline industry may be poised for recovery in 2004," Mr. Khoury said. "Time will tell the extent to which the airlines will sustain and grow their recovery. Nevertheless, B/E expects sequential improvements in margins and bottom-line results for the fourth quarter and beyond."

         Financial guidance is as follows:

     o For the fourth quarter of calendar 2003, B/E expects a substantial increase in operating earnings, which will be partially offset by higher interest expense due to the recent sale of notes. Nevertheless, B/E's fourth quarter net loss should be substantially less than the $9.1 million loss reported today. Free cash flow for the quarter should be nearly neutral, with EBITDA approximately equal to interest and capital expenditures.

     o Backlog should remain flat through December 2003, driven primarily by opportunities in B/E's commercial aircraft products and fastener distribution segments. Activity in the business jet market remains very soft.

     o B/E expects gross and operating margins to expand in the fourth quarter, and to steadily improve during calendar 2004 due to the following factors:

         o      Consolidation costs will be minimal in the fourth quarter.

         o Management expects steady and continuing efficiency and learning curve improvements in the 12 relocated production lines.

         o Due to the composition of existing backlog, a favorable shift in revenue mix should benefit margins.

     o For calendar 2004, B/E should be able to generate a small amount of free cash flow and maintain its liquidity and net debt positions, in spite of an $11 million annualized increase in net interest expense due to the recently completed sale of senior notes.

         "B/E Aerospace has a number of attributes that have enabled us to maintain adequate liquidity during the steepest downturn the airline industry has ever seen," Mr. Khoury said. "Our debt structure is well-suited to these volatile industry conditions. Our long-term debt requires no principal payments until 2008.

         "Our customer base is global, with over 45 percent of last year's sales coming from outside the U.S. Our competitive position is very strong, with leading worldwide market positions in each of our segments.


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                                                                               6


         "Our aftermarket focus should make B/E a leading indicator of the industry recovery," he said. "The airlines will begin to spend on their existing fleets long before they can afford to purchase new aircraft, because refurbishing existing aircraft is much less expensive. Accordingly, aftermarket demand should lead the aerospace industry recovery.

         "When demand improves, the cost reductions we have achieved should give us substantial operating leverage and enhanced earnings power. We believe that our factories have the capacity to generate revenues of up to $1 billion without significant additional capital investment. In the meantime, we have a seasoned executive team which has navigated prior downturns," Mr. Khoury concluded.

         As previously announced, B/E will hold a conference call to discuss its financial results on Wednesday, October 22 at 9:00 a.m. Eastern time. To listen to the conference call live via the Internet, visit the Investors section of B/E's website at www.beaerospace.com and follow the Webcasts link.

         This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings.

         B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. With a global organization selling directly to the world's airlines, B/E designs, develops and manufactures a broad product line for both commercial aircraft and business jets and provides cabin interior design, reconfiguration and conversion services. Products for the existing aircraft fleet -- the aftermarket -- provide about 60 percent of sales. For more information, visit B/E's website at www.beaerospace.com.



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                                                                               7


                                                                  *T*
                                                          B/E Aerospace, Inc.
                                            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                                              (unaudited)

                                                                              THREE MONTHS ENDED
--------------------------------------------------------------------------------------------------------------------
                                                                 September          June 30,         September
(Dollars in millions, except per share data)                     30, 2003             2003            30, 2002
--------------------------------------------------------------------------------------------------------------------
Net sales                                                         $  154.5          $ 151.8            $  152.5
Cost of sales                                                        109.4            112.0               106.3
                                                                  --------          -------            --------
Gross profit                                                          45.1             39.8                46.2
     Gross margin                                                     29.2%            26.2%               30.3%
Operating expenses:
     Selling, general and administrative                              25.1             26.1                28.0
     Research, development and engineering                            11.7              9.9                 9.8
                                                                  --------          -------            --------
Total operating expenses                                              36.8             36.0                37.8
                                                                  --------          -------            --------
Operating earnings                                                     8.3              3.8                 8.4
     Operating margin                                                  5.4%             2.5%                5.5%
Interest expense, net                                                 16.9             17.2                16.9
                                                                  --------          -------            --------
Loss before income taxes                                              (8.6)           (13.4)               (8.5)
Income taxes                                                           0.5              0.7                 0.9
                                                                  --------          -------            --------
     NET LOSS                                                     $   (9.1)         $ (14.1)           $   (9.4)
                                                                  ========          =======            ========
     NET LOSS PER COMMON SHARE                                    $  (0.25)         $ (0.39)           $ (0.27)
                                                                  ========          =======            ========
Common shares:
     Weighted average                                                 36.2             35.8                34.9
     End of period                                                    36.6             36.0                35.0


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                                                                               8



                                       *T*
                               B/E Aerospace, Inc.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                        NINE MONTHS ENDED
--------------------------------------------------------------------------------
                                                     September      September
(Dollars in millions, except per share data)         30, 2003        30, 2002
--------------------------------------------------------------------------------
Net sales                                             $ 461.0        $ 449.7
Cost of sales                                           329.7          303.0
                                                      -------        -------
Gross profit                                            131.3          146.7
     Gross margin                                        28.5%          32.6%
Operating expenses:
     Selling, general and administrative                 79.7           84.9
     Research, development and engineering               32.5           28.9
                                                      -------        -------
Total operating expenses                                112.2          113.8
                                                      -------        -------
Operating earnings                                       19.1           32.9
     Operating margin                                     4.1%           7.3%
Interest expense, net                                    50.9           50.5
                                                      -------        -------
Loss before income taxes                                (31.8)         (17.6)
Income taxes                                              2.2            0.9
     NET LOSS                                         $ (34.0)       $ (18.5)
                                                      =======        =======
     NET LOSS PER COMMON SHARE                        $ (0.95)       $ (0.53)
                                                      =======        =======
Common shares:
     Weighted average                                    35.8           34.7
     End of period                                       36.6           35.0


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                                                                               9



                                                                  *T*

                                                          B/E Aerospace, Inc.

                                                 CONDENSED CONSOLIDATED BALANCE SHEETS
                                                   (unaudited; dollars in millions)

                                                                                     SEPTEMBER 30,             DECEMBER 31,
                                                                                          2003                     2002
                                                                                  ---------------------     --------------------
ASSETS

Current assets:
     Cash and cash equivalents                                                          $ 60.4                   $  156.9
     Accounts receivable - trade, less allowance for doubtful
          accounts of $3.2 (September 30, 2003)
          and $3.9 (December 31, 2002)                                                    82.5                       73.8
     Inventories, net                                                                    165.2                      163.2
     Other current assets                                                                 12.4                       22.8
                                                                                        ------                   --------
         Total current assets                                                            320.5                      416.7
Long-term assets                                                                         644.0                      650.4
                                                                                        ------                   --------
                                                                                        $964.5                   $1,067.1

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities                                                               $129.7                   $  153.8
Long-term liabilities                                                                    791.2                      844.0
                                                                                        ------                   --------
                                                                                         920.9                      997.8
Total stockholders' equity                                                                43.6                       69.3
                                                                                        ------                   --------
                                                                                        $964.5                   $1,067.1
                                                                                        ======                   ========


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                                                                              10




                                                                  *T*

                                                          B/E Aerospace, Inc.

                                            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                   (unaudited; dollars in millions)

                                                                                              NINE MONTHS ENDED
                                                                                  ------------------------------------------
                                                                                      SEPTEMBER             SEPTEMBER
                                                                                       30, 2003             30, 2002
                                                                                  -------------------    -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                                           $(34.0)             $(18.5)
     Adjustments to reconcile net loss to net cash flows
          (used in) provided by operating activities:
              Depreciation and amortization                                               21.4                24.9
              Non-cash employee benefit plan contributions                                 1.7                 1.7
              Loss on disposal of property and equipment                                   1.4                 1.3
              Changes in operating assets and liabilities, net of
              acquisitions                                                               (11.7)               (9.0)
                                                                                        ------              ------
     Net cash flows (used in) provided by operating activities                           (21.2)                0.4
                                                                                        ------              ------


CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                                                 (8.8)              (14.5)
     Proceeds from real estate sales                                                       2.3                28.7
     Acquisitions, net of cash acquired                                                   (2.7)               (4.5)
     Change in intangible and other assets, net                                           (3.3)                1.4
                                                                                        ------              ------
Net cash flows (used in) provided by investing activities                                (12.5)               11.1
                                                                                        ------              ------


CASH FLOWS USED IN FINANCING ACTIVITIES                                                  (64.2)                 --
                                                                                        ------              ------

Effect of exchange rate changes on cash flows                                              1.4                 2.2
                                                                                        ------              ------

Net (decrease) increase in cash and cash equivalents                                     (96.5)               13.7

Cash and cash equivalents at beginning of period                                         156.9               139.3
                                                                                        ------              ------

Cash and cash equivalents at end of period                                              $ 60.4              $153.0
                                                                                        ======              ======





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                                                                              11


                               B/E Aerospace, Inc.

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

         This news release includes EBITDA and Indenture EBITDA, non-GAAP financial measures as defined in the Securities and Exchange Commission's Regulation G. We include these measures primarily because investors have expressed an interest in this information, and because they are additional measures of our operating performance and our ability to service our debt. We also include Indenture EBITDA because certain covenants in the indentures governing our publicly traded notes are tied to ratios based on this measure. We use EBITDA and Indenture EBITDA, among other things, to evaluate our operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel. These measures are among the primary indicators used by management as a basis of its planning and forecasting of future periods. We believe these measures are important indicators of our operational strength and the performance of our business because they provide a link between profitability and operating cash flow. We believe the presentation of these measures is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by our management, helps improve their ability to understand our operating performance and makes it easier to compare our results with other companies that have different financing and capital structures or tax rates. In addition, we believe these measures are among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing the operating performance of our company to other companies in our industry. Presentation of Indenture EBITDA also allows investors to assess, among other things, our ability to incur additional debt and our liquidity.

         EBITDA and Indenture EBITDA should not be viewed as substitutes for or superior to net income, cash flow from operations or other data prepared in accordance with GAAP as a measure of our profitability or liquidity. EBITDA and Indenture EBITDA are not determined using GAAP. Therefore, they are not necessarily comparable to similarly titled measures provided by other companies.

         Pursuant to the requirements of Regulation G, we provide the following table which reconciles EBITDA and Indenture EBITDA as presented in this release to net loss, the most directly comparable GAAP measure. For the reader's convenience we also reconcile Indenture EBITDA to cash flows from operations.


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                                                                              12


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                                                                  *T*
                                                          B/E Aerospace, Inc.

                                                   PERIODS ENDED SEPTEMBER 30, 2003
                                                   (unaudited; dollars in millions)

                                                         ------------------------------------------------------------------
                                                             THREE MONTHS              NINE                 TWELVE
                                                                                      MONTHS                MONTHS
                                                         ------------------------------------------------------------------
Net loss                                                        $   (9.1)             $  (34.0)             $  (91.6)
Interest expense, net                                               16.9                  50.9                  69.4
Taxes                                                                0.5                   2.2                   4.0
Depreciation and amortization                                        7.0                  21.4                  28.8
                                                         ------------------------------------------------------------------
EBITDA                                                          $   15.3              $   40.5              $   10.6
Non-recurring non-cash charges
   and other indenture adjustments                                   0.8                  12.1                  50.1
                                                         ------------------------------------------------------------------
Indenture EBITDA                                                $   16.1              $   52.6              $   60.7
                                                                ========              ========              ========

Cash flows used in operations                                   $   (6.9)             $  (21.2)             $  (13.9)
Interest expense, net                                               16.9                  50.9                  69.4
Taxes                                                                0.5                   2.2                   4.0
Changes in operating assets and liabilities                          5.3                  18.7                  (2.4)
Other non-cash adjustments                                          (0.5)                (10.1)                (46.5)
                                                         ------------------------------------------------------------------
EBITDA                                                          $   15.3              $   40.5              $   10.6
Non-recurring non-cash charges
   and other indenture adjustments                                   0.8                  12.1                  50.1
                                                         ------------------------------------------- ----------------------
Indenture EBITDA                                                $   16.1              $   52.6              $   60.7
                                                                ========              ========              ========

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